                                                      Registration No. 333-30016
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                          WATER PIK TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                   25-1843384
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                          23 CORPORATE PLAZA, SUITE 246
                         NEWPORT BEACH, CALIFORNIA 92660
                    (Address of principal executive offices)


                          WATER PIK TECHNOLOGIES, INC.
                           DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                                RICHARD D. TIPTON
                   VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
                          WATER PIK TECHNOLOGIES, INC.
                          23 CORPORATE PLAZA, SUITE 246
                         NEWPORT BEACH, CALIFORNIA 92660
                     (Name and address of agent for service)

                                 (949) 719-3700
          (Telephone number, including area code, of agent for service)



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                                EXPLANATORY NOTE

                This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-30016) (the "Registration Statement") is filed for the purpose of noting that the Water Pik Technologies, Inc. Deferred Compensation Plan (the "Plan") has been amended and restated, effective July 1, 2001, by the adoption of the CORPORATEplan for Retirement Select Plan Adoption Agreement and Basic Plan Document, as sponsored by Fidelity Management & Research Company (the "Fidelity Prototype Plan Document"). The Plan was further amended, effective July 1, 2001, to conform the Fidelity Prototype Plan Document to the provisions of the Plan prior to its amendment and restatement to the extent that the Fidelity Prototype Plan Document did not otherwise contain such provisions, and to simplify and modify the Fidelity Prototype Plan Document to be consistent with Fidelity Management Trust Company procedures. In addition, this Post-Effective Amendment No. 1 revises the description of the Plan set forth in the original Registration Statement to better reflect its operation and administration. In addition, the Registrant established a "rabbi trust," effective July 1, 2001, to hold assets for the payment of benefits under the Plan and has appointed Fidelity Management Trust Company as trustee.

                To the extent that this Post-Effective Amendment does not specifically amend or modify any terms or provisions of the Registration Statement as previously filed, this Post-Effective Amendment shall have no effect on those terms and provisions and they shall continue in full force and effect.

                The filing of this Post-Effective Amendment to the Registration Statement is not an admission by the Registrant that the Deferred Compensation Obligations (as defined in Item 4 of Part II of the Registration Statement, as amended herein) are securities or are subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

                              AMENDMENTS TO PART II
           OF REGISTRATION STATEMENT ON FORM S-8 (FILE NO. 333-30016)
         FOR THE WATER PIK TECHNOLOGIES, INC. DEFERRED COMPENSATION PLAN

AMENDMENT NO. 1. Item 4 of Part II of the Registration Statement is hereby amended in its entirety to read as follows:

ITEM 4. DESCRIPTION OF SECURITIES.

                The following summarizes the deferred compensation obligations ("Deferred Compensation Obligations") created pursuant to the Water Pik Technologies, Inc. Deferred Compensation Plan (the "Plan"). Effective July 1, 2001, Water Pik Technologies, Inc. (the "Corporation") amended and restated the Plan by adopting the Adoption Agreement and Basic Plan Document for the CORPORATEplan for Retirement Select Plan, as sponsored by Fidelity Management & Research Company (the "Fidelity Prototype Plan Document"). The Fidelity Prototype Plan Document is attached hereto as Exhibit 4.1 and incorporated herein by reference. The Plan was further amended by Amendment No. 1, effective July 1, 2001, to conform the Fidelity Prototype Plan Document to the provisions of the Plan prior to its amendment and restatement to the extent that the Fidelity Prototype Plan Document did not otherwise contain such provisions. Amendment No. 1 to the Plan, as amended and restated, is attached hereto as
Exhibit 4.2 and is incorporated herein by reference. This summary describes the Plan as amended and restated, effective July 1, 2001, and as further amended by Amendment No. 1, effective July 1, 2001. This summary further is qualified in its entirety by reference to the terms of the Fidelity Prototype Plan Document filed as Exhibit 4.1 hereto and Amendment No. 1 filed as Exhibit 4.2 hereto.

                Certain members of management, directors and highly compensated employees of the Corporation and its subsidiaries (each a "participant") are permitted to defer salary and bonuses, if any, pursuant to the Plan. When a participant makes a deferral election under the Plan, the Corporation retains the amount deferred and credits the value of such amount by book entry to an account maintained under the Plan for the participant. The Corporation then assumes a general, unsecured obligation to pay the participant in the future the deferred amount in accordance with the terms of the Plan under which salary or bonuses were deferred, as adjusted during the deferred period in accordance with applicable investment measures as selected by the participant.

                In addition, effective April 1, 2000, employee Plan participants who are eligible to make salary and bonus deferrals may elect to have deferred to the Plan the portion of the participant's compensation that the participant would be able to defer to the Corporation's tax-qualified 401(k) plan but for the compensation and nondiscrimination limitations of the Code.

                The Plan further provides that the Corporation will make a matching contribution with respect to amounts deferred to the Plan equal to (i) 50% of the total amount deferred, or (ii) 50% of the first 6% of each participant's salary and/or bonus that exceeds the compensation limit of Code
Section 401(a)(17) (for 2001, $170,000), whichever amount is less.

                Also, the Plan provides a basic contribution for any eligible participant whose annual compensation exceeds the Section 401(a)(17) limit (for 2001, $170,000). For each such participant, the Corporation will contribute to the Plan an amount equal to 4.5% of the participant's compensation that exceeds the limit. In addition, if the Corporation makes a profit sharing contribution to the Water Pik Technologies, Inc. Retirement Plan in any year, the Corporation will contribute to the Plan an amount equal to the percentage of the profit sharing contribution multiplied by the participant's compensation that exceeds the Section 401(a)(17) limit.

                Generally, payments of the Deferred Compensation Obligations will be made from the general assets of the Corporation. Each participant is a general unsecured creditor of the Corporation with a claim against the Corporation for the amount the participant has deferred, as adjusted during the deferral period in accordance with the applicable investment measures as selected by the participant. The Deferred Compensation Obligations are unsecured general obligations of the Corporation and rank equally with other unsecured and subordinated indebtedness of the Corporation from time to time outstanding. Participants receive quarterly statements about their accounts under the Plan. The Corporation determines the investment measures available under the Plan. Each participant may elect to allocate the participant's account among the available measures and may change the allocation in accordance with the terms of the Plan. A participant's benefits under the Plan may be adjusted to reflect gains, losses, earnings, expenses, including any applicable taxes, or other adjustments related to the investment measures elected by the participant.

                Notwithstanding any of the foregoing, effective July 1, 2001, the Corporation established a trust (the "Trust") to assist in the investment of assets and payment of benefits under the Plan. The Trust is a model "rabbi trust" arrangement in accordance with Revenue Procedure 92-64, issued by the Internal Revenue Service. Fidelity Management Trust Company has been appointed trustee of the Trust. Amounts held under the Trust may only be used to pay benefits under the Plan or to satisfy claims of the Corporation's general creditors.

                Participants may not assign or transfer the Deferred Compensation Obligations, other than by designating a beneficiary or beneficiaries to receive payment if a participant dies before receiving full payment of the vested amount credited to the participant's account, and the Deferred Compensation Obligations shall not be subject to alienation, encumbrance, garnishment, attachment, execution or levy.

                Payment of Deferred Compensation Obligations generally is made at the time and in the manner elected by the participants at the time of the deferral election as permitted by the Plan. Payment elections for salary deferrals for a subsequent calendar year may be changed by filing a new election form on or before November 1 of the preceding calendar year. Bonus deferral elections are irrevocable and apply only to the bonus payable with respect to services performed during the calendar year for which the election is made. Each participant (or, in the case of the participant's death, the participant's beneficiary) shall be entitled to receive a distribution under the Plan as soon as practicable following the participant's termination, disability or other qualifying event as defined in the Plan. A participant receiving benefits under short-term disability or on an approved leave of absence shall not be deemed to have terminated employment for the purposes of the Plan. The amount payable to a participant shall be the amount credited to the participant's account.

                The Deferred Compensation Obligations are not convertible into securities of the Corporation, and participants have no voting rights with respect to the Deferred Compensation Obligations. The Deferred Compensation Obligations will not have the benefit of any negative pledge or other affirmative or negative covenant on the part of the Corporation. Each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consents, waivers, or amendments to the Deferred Compensation Obligations, enforcing covenants and taking action upon any default.

                The Plan is administered by the Vice President -- Human Resources of the Corporation (the "Plan Administrator"). The Plan Administrator serves without compensation for his or her services. The Plan Administrator has the full discretion to construe and interpret the terms and provisions of the Plan, provided administration of the Plan is done in a uniform and nondiscriminatory manner and in accordance with laws applicable to the Plan. The Plan Administrator may appoint any agent or otherwise delegate to such person such powers and duties in connection with administration of the Plan as the Plan Administrator may specify.

                The Personnel and Compensation Committee of the Board of Directors of the Corporation has the right to amend, modify, suspend or terminate the Plan, in whole or in part, at any time. No such amendment, modification, suspension or termination, however, will reduce amounts then credited to a participant's account.



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AMENDMENT NO. 2. Item No. 8 of Part II of the Registration Statement is amended by the deletion of Exhibit No. 4.1, which is replaced by the following Exhibits:

     EXHIBIT NO.                            DESCRIPTION
     -----------                            -----------
        4.1             Water Pik Technologies, Inc. Deferred Compensation Plan, as
                        amended and restated effective July 1, 2001.

        4.2             Amendment No. 1 to the Water Pik Technologies, Inc. Deferred
                        Compensation Plan, as amended and restated effective July 1, 2001.



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

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on this 18th day of July, 2001.


                                       WATER PIK TECHNOLOGIES, INC.


                                       By: /s/ Michael P. Hoopis
                                           -------------------------------------
                                           Michael P. Hoopis
                                           President and Chief Executive Officer


        Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the S-8 Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated:

       Signature                                     Capacity                           Date
       ---------                                     --------                           ----
  /s/ Michael P. Hoopis                    President and Chief Executive             July 18, 2001
-------------------------------            Officer (Principal Executive
Michael P. Hoopis                          Officer), Director and
                                           Attorney-in-Fact appointed
                                           pursuant to Power of Attorney
                                           previously filed as part of the
                                           S-8 Registration Statement

  /s/ Victor C. Streufert                  Vice President--Finance and Chief         July 18, 2001
-------------------------------            Financial Officer (Principal
Victor C. Streufert                        Financial Officer and Principal
                                           Accounting Officer) and
                                           Attorney-in-Fact appointed pursuant
                                           to Power of Attorney previously filed
                                           as part of the S-8 Registration
                                           Statement

  /s/ William G. Ouchi                     Director                                  July 18, 2001
-------------------------------
William G. Ouchi

  /s/ Robert P. Bozzone                    Director                                  July 18, 2001
-------------------------------
Robert P. Bozzone

  /s/ W. Craig McClelland                  Director                                  July 18, 2001
-------------------------------
W. Craig McClelland



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

       Signature                                     Capacity                           Date
       ---------                                     --------                           ----
  /s/ Charles J. Queenan, Jr.              Director                                  July 18, 2001
-------------------------------
Charles J. Queenan, Jr.

  /s/ James E. Rohr                        Director                                  July 18, 2001
-------------------------------
James E. Rohr

  /s/ F. Peter Cuneo                       Director                                  July 18, 2001
-------------------------------
F. Peter Cuneo


        Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator of the Water Pik Technologies, Inc. Executive Deferred Compensation Plan has duly caused this Post-Effective Amendment No. 1 to the S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on July 18, 2001.



                                            WATER PIK TECHNOLOGIES, INC. -
                                            EXECUTIVE DEFERRED COMPENSATION PLAN

                                            By: /s/ Victor C. Streufert
                                                --------------------------------
                                                Victor C. Streufert
                                                Vice President -- Finance &
                                                Chief Financial Officer

                                  EXHIBIT INDEX

      EXHIBIT NO.                         DESCRIPTION
      -----------                         -----------
           4.1         Water Pik Technologies, Inc. Deferred Compensation
                       Plan, as amended and restated effective July 1, 2001.

           4.2         Amendment No. 1 to the Water Pik Technologies, Inc.
                       Deferred Compensation Plan, as amended and restated effective July 1, 2001.



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